Gryphon Gold Announces New COO – Mining Engineer John L. Key

February 5, 2008 – Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to announce that Mr. John L. Key has joined the company as Chief Operating Officer. Mr. Key is a mining engineer with years of extensive mining experience. He worked for the Teck Cominco organization from 1983 to 2004 during which time he was directly responsible for running, in succession, the Magmont, Polaris, and Red Dog mines and also served as General Manager Projects.

His primary duties at Gryphon Gold will be to review the potential for an oxide mine on the Borealis property. Gryphon Gold is committed to a renewed look at the oxide mine potential in light of current gold prices (the previous technical review was completed in November 2006 using a price of $475 per ounce of gold). By March 31, 2008 Gryphon Gold is expected to have completed a new resource calculation that updates the oxide and sulfide resources based on drilling results of 2007. Mr. Key will also be in charge of reviewing opportunities for either underground or open pit mining of the Graben sulphide deposit.

In addition, Mr. Key will be an instrumental member of Gryphon Gold’s team for acquiring and developing additional near-term production opportunities. Gryphon Gold is committed to the strategy of developing and acquiring more gold resources, in politically stable jurisdictions, that have either great exploration potential or near-term production potential.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has over 50 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle’s principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). The Company has 61.6 million shares outstanding with a cash balance of approximately US $5.5 million as at December 31, 2007. All cash is deposited in bank savings accounts or treasury bills, and the Company has no joint ventures with majors that potentially create derivative or hedge risk.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER CEO
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer or Mike Longinotti, Chief Financial Officer by phone: 604-261-2229, or email at tker@gryphongold.com or mlonginotti@gryphongold.com.

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to resource estimates, potential for an oxide mine, projections, proposed completion of a new resource calculation, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements